EXHIBIT 99.1

May, 2005

Dear Fellow Shareholders,

We are pleased to report record revenue of $7,013,392 in the first quarter of 2005 a 35% increase over the first quarter of 2004. We have also experienced strong earnings of $374,535, 71.4% ahead of the first quarter of 2004. We have been fortunate to see growth from both new customers and growing success from our existing customer base. Work in prior years to build both our technical capability and our sales efforts are paying off as we continue to add momentum. More importantly, these efforts have positioned us to continue building a stronger company with products and services the market values. We are particularly pleased that we recently added four new customers from the medical market, a key target of our 2004 efforts. One of these new accounts has placed an opening order of $1,500,000 for delivery over 2005. We are excited about this new relationship. We will continue into 2005 with our sales team focused on our number one objective of building profitable revenue diversity.

In 2004, we worked diligently to introduce more than 75 new line items from current and new customers, a significant and challenging task. But after integrating these projects, and working to improve our efficiency and manufacturing process, we are now seeing the benefits of this added business. We still have further work to do before we will be satisfied with our efficiencies. We will dedicate a great deal of time and effort in 2005 to make certain we are adding value for our customers as well as our shareholders in every phase of work we perform.

Margin pressure remains a concern across our industry segment, and we are facing competition both domestically and around the world. However, our value proposition has enabled us to grow and make new customer inroads despite this competition. We continue to seek opportunities with customers who appreciate our complete range of product realization services and skills. We are a solutions-centric company — bringing expertise in turning concepts into finished products in the mid size markets, and this continues to be a distinct differentiator for Winland in this competitive marketplace. We will continue to exploit this competitive position and work to expand our efforts.

Our Company is expanding in two areas: (i) the EMS business, which is currently the largest part of our revenue stream, and (ii) our higher margin “Critical Environment Sensors” and Security Retail products. Our Critical Environment Sensors and Security Retail products are proprietary products that have two primary benefits. First, they help to utilize our existing manufacturing and engineering capacity. Second, they provide higher margins. These factors collectively contribute to reinforcement of our overall margins and also open doors to customers for our engineering and manufacturing capabilities. We continue to redesign some of the core items in an ongoing effort to reinvigorate and broaden marketing and sales efforts in this area of our business.

While we have placed many stones in our path to growth, we will always be attentive to managing our key metrics while keeping our entire team focused on the factors that influence our performance. As we have discussed, a key metric in our success is cash velocity. As margins continue to face pressure due to foreign competition and excess capacity, we continue to carefully watch the speed that we turn our dollars. Simultaneously, we continue to educate our workforce on principals of “lean,” which is a mindset of working to make certain every effort made contributes to increased value to the product and services we offer to our customers.

Growing our business revenue with customer diversity remains of the utmost importance, and we are committed to achieving this goal through organic growth, new market verticals and potential accretive acquisitions. Simultaneously, we are focused on maintaining and expanding our relationships with our current customers. I’m pleased that our largest customer, Select Comfort, continues to show impressive growth and remains satisfied with our service, as evidenced by the recent $4.5 million dollar addition to their purchase order for delivery over 2005. Select Comfort has notified us, however, that it is concerned about the concentration of its supply business with Winland. To address this concern, Select Comfort plans to engage an additional supplier. As a result, we expect that sales volume from Select Comfort, or at least the rate of increase of such sales volume, may decrease sometime in 2006. Our exclusive domestic supplier agreement with Select Comfort currently expires in August of 2006. We cannot currently predict the amount or timing of such decrease or the effect on our revenues or operating results. In view of these developments with Select Comfort, continued building of a diversified revenue base remains of paramount importance. The relationship we have with Select Comfort over the past nine years exemplifies our customer focus, and reinforces our business model. We are looking to replicate this model with new customers to diversify and grow and further strengthen our company.

In summary, the first quarter of 2005 has added another milestone in our path of growth as a company. As always, I would like to thank you, our shareholders, for the patience and support you have shown. We remain committed to rewarding your patience.

Sincerely,

/s/ Lorin Krueger

Lorin Krueger
President & CEO

WINLAND ELECTRONICS, INC.
STATEMENTS OF INCOME
For the Three Months Ended March 31, 2005 and 2004
(UNAUDITED)

	Three Months Ended March 31,
	2005	2004
Net sales	$7,013,392	$5,179,988
Cost of sales	5,314,321	3,813,019

Gross profit	1,699,071	1,366,969

Operating expenses:
General and administrative	509,417	467,587
Sales and marketing	336,133	316,538
Research and development	224,318	210,399

	1,069,868	994,524

Operating income	629,203	372,445

Other income (expenses):
Interest expense	(29,809)	(30,030)
Other, net	14,141	8,110

	(15,668)	(21,920)

Income before income taxes	613,535	350,525

Income tax expense	(239,000)	(132,000)

Net income	$374,535	$218,525

Earnings per share data:

Basic	$0.11	$0.07
Diluted	0.10	0.06

Weighted-average number of common shares outstanding:
Basic	3,452,709	3,357,148
Diluted	3,598,896	3,585,163

WINLAND ELECTRONICS, INC.
BALANCE SHEET HIGHLIGHTS

	March 31,	December 31,
	2005	2004
Cash	$587,007	$457,576
Total Current Assets	$7,769,997	$7,123,426
Net Property and Equipment	$4,321,611	$4,242,956
Total Assets	$12,091,687	$11,366,467

Total Current Liabilities	$2,829,891	$2,506,024
Total Long-Term Liabilities	$1,893,872	$2,006,088
Stockholder’s Equity	$7,367,924	$6,854,355
Total Liabilities and Equity	$12,091,687	$11,366,467